Exhibit 99.1

          Technitrol Reports Strong Earnings Growth in Q207

    PHILADELPHIA--(BUSINESS WIRE)--July 26, 2007--Technitrol, Inc. (NYSE:TNL) reported revenues of $258.5 million for its second quarter ended June 29, 2007. Revenues were $254.4 million in the previous quarter and $239.2 million in the second quarter of 2006.

    According to U.S. Generally Accepted Accounting Principles (GAAP), second-quarter net earnings from continuing operations were $20.9 million or $0.51 per diluted share compared to $4.7 million or $0.12 per share in the prior quarter and $15.2 million, or $0.38 per share in the second quarter of 2006. Second-quarter earnings included after-tax severance and asset-impairment expenses totaling $1.0 million ($0.03 per share) and a favorable retroactive tax adjustment resulting in a tax benefit of $2.1 million ($0.05 per share). Excluding these items, earnings per diluted share in the second quarter were $0.49.

    By comparison, net earnings from continuing operations were $0.36 per diluted share in the previous quarter, excluding after-tax severance and asset-impairment expenses, inventory write-downs and purchase accounting adjustments, and $0.47 in the year-ago quarter, excluding after-tax severance and asset-impairment expenses, accelerated depreciation and insurance settlement. (See the attached "Non-GAAP Measures" table that reconciles net earnings per diluted share excluding these items to GAAP net earnings per diluted share.)

    Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure reconciled with GAAP net earnings from continuing operations in the attached "Non-GAAP Measures" table) were $32.1 million in the second quarter of 2007, compared with $27.1 million in the previous quarter and $30.4 million in the second quarter of 2006, excluding pre-tax severance and asset-impairment expenses, accelerated depreciation, insurance settlement proceeds, inventory write-downs and purchase accounting adjustments, if applicable, in all periods.

    Net cash at June 29, 2007 was $49.2 million (cash and equivalents of $84.5 million less debt of $35.3 million), compared with $36.5 million (cash and equivalents of $87.1 million less debt of $50.6 million) at the end of the previous quarter. Technitrol's capital spending in the second quarter of 2007 was approximately $4.4 million.

    Technitrol's Electronic Components Group designs and manufactures a wide variety of electronic components and modules. Revenues for the second quarter were $166.2 million, compared with $164.0 million in the prior quarter and $155.4 million in the second quarter of 2006. Second-quarter revenues reflected continued strong sales performance across most end markets, particularly automotive and wireless, although communication infrastructure equipment markets slowed somewhat in the latter part of the quarter, consistent with the general market announcements of the past six weeks.

    GAAP operating profit for the Electronics Group in the second quarter was $15.9 million, compared with $3.1 million in the first quarter and $15.5 million in the second quarter of 2006. Excluding pre-tax severance and asset-impairment expenses of $1.2 million related primarily to previously announced restructuring of operations in certain divisions, second-quarter 2007 operating profit was $17.1 million, or 10.3% of revenues. On a comparable basis, operating profit was $14.1 million in the first quarter and $19.2 million in the second quarter of 2006. Increased labor costs, start-up costs at a new facility in central China and reduced value-added tax refunds negatively affected the year-over-year comparison. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense, accelerated depreciation, insurance settlement, inventory write-downs and purchase accounting adjustments" with GAAP operating profit). Operating margin improvements from the prior quarter resulted from a favorable sales mix and early progress in stabilizing and improving automotive electronics operations as they begin the transition to China manufacturing.

    Technitrol's Electrical Contact Products Group manufactures a full range of electrical contacts, contact materials and contact assemblies. Second-quarter revenues were $92.3 million, compared with $90.5 million in the previous quarter and $83.8 million in the second quarter of 2006. European and Asian markets continue to provide strong underlying support. Activity in North America, while lower than historical levels due to weaker demand for products related to housing construction, was nevertheless steady relative to the first quarter as customers rebalanced depleted inventories to support current market demand.

    Second-quarter 2007 GAAP operating profit, including $0.1 million in remaining pre-tax severance expenses related to prior consolidation in Europe, was $6.4 million for the Electrical Group, compared with $5.0 million in the prior quarter and $3.7 million in the second quarter of 2006. Excluding severance and asset-impairment expense in all periods, it was $6.5 million in the most recent period, compared with $5.0 million in the previous quarter and $4.4 million in the second quarter of 2006. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense, accelerated depreciation, insurance settlement, inventory write-downs and purchase accounting adjustments" with GAAP operating profit.) Overall, the Group has achieved operating margin acceleration through previous restructuring and expense reduction efforts along with continued emphasis on lean manufacturing.

    Outlook

    Consistent with what has been widely reported, Technitrol views the current market environment as choppy and uncertain, with some sectors showing signs of continued growth and others showing signs of near-term weakness. Taking into account the breadth of its market participation, this mixed market environment and normal summer slowness in European markets, Technitrol, on balance, currently believes that its third-quarter 2007 revenues will be comparable to or slightly below second-quarter levels. Excluding severance, asset-impairment and other unusual items, if any, the company expects third-quarter operating profit to be generally comparable to second-quarter levels, with an effective tax rate of approximately 20%.

    The company does not plan to provide further outlook information until results are reported for the third quarter of 2007. In the absence of public announcements from Technitrol, changes in forecasts, positive or negative, from equity analysts are unofficial and should be considered with caution.

    Cautionary Note

    Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the company's 10-Q report for the quarter ended March 30, 2007 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995)."

    These risk factors include, but are not limited to, the following:

    -- Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.

    -- Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    -- An inability to adequately respond to changes in technology or customer needs may decrease our sales.

    -- If our inventories become obsolete, our future performance and operating results will be adversely affected.

    -- An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    -- Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    -- An inability to identify additional acquisition opportunities may slow our future growth.

    -- If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    -- If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    -- Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.

    -- A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    -- Costs associated with precious metals and base metals may not be recoverable.

    -- Competition may result in lower prices for our products and reduced sales.

    -- Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    -- Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    -- Shifting our operations between regions may entail considerable expense.

    -- Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    -- Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    -- Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.

    -- The unavailability of insurance against certain business risks may adversely affect our future operating results.

    -- Environmental liability and compliance obligations may affect our operations and results.

    Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

    Investors: Technitrol's quarterly conference call will take place on Thursday, July 26, 2007 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on July 26, 2007 and concluding at midnight, August 2, 2007. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.



CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)

                            Quarter Ended         Six Months Ended
                        6/29/2007   6/30/2006   6/29/2007   6/30/2006
                       ----------- ----------- ----------- -----------

Net sales              $  258,512  $  239,238  $  512,944  $  460,331
Cost of goods sold        201,232     182,830     400,922     352,730
                       ----------- ----------- ----------- -----------
  Gross profit             57,280      56,408     112,022     107,601
Selling, general and
 administrative
 expenses                  33,738      34,265      70,474      69,352
Severance and asset-
 impairment expenses        1,308       2,946      11,223       3,811
                       ----------- ----------- ----------- -----------
  Operating profit         22,234      19,197      30,325      34,438

Interest expense, net        (986)     (1,774)     (2,238)     (2,461)
Other income, net           1,018       2,701       1,269       3,195
                       ----------- ----------- ----------- -----------
 Net earnings from
  continuing
  operations before
  income taxes,
  minority interest
  and cumulative
  effect of accounting
  change                   22,266      20,124      29,356      35,172
Income taxes                1,229       3,621       3,418       6,414
Minority interest, net
 of income taxes              (95)     (1,267)       (285)     (1,555)
                       ----------- ----------- ----------- -----------
Net earnings from
 continuing operations
 before cumulative
 effect of accounting
 change                    20,942      15,236      25,653      27,203
Cumulative effect of
 accounting change,
 net of income taxes           --          --          --          75
Net loss from
 discontinued
 operations, net of
 taxes                         --         (14)         --         (92)
                       ----------- ----------- ----------- -----------
Net earnings               20,942      15,222      25,653      27,186

Basic earnings per
 share from continuing
 operations before
 cumulative effect of
 accounting change           0.52        0.38        0.63        0.67
Cumulative effect of
 accounting change,
 net of income taxes           --          --          --        0.00
Basic loss per share
 from discontinued
 operations, net of
 income taxes                  --       (0.00)         --       (0.00)
                       ----------- ----------- ----------- -----------
Basic earnings per
 share                       0.52        0.38        0.63        0.67

Diluted earnings per
 share from continuing
 operations before
 cumulative effect of
 accounting change           0.51        0.38        0.63        0.67
Cumulative effect of
 accounting change,
 net of income taxes           --          --          --        0.00
Diluted loss per share
 from discontinued
 operations, net of
 income taxes                  --       (0.00)         --       (0.00)
                       ----------- ----------- ----------- -----------
Diluted earnings per
 share                       0.51        0.38        0.63        0.67

Weighted average
 common and equivalent
 shares outstanding        40,744      40,508      40,702      40,460




BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)

                              Quarter Ended        Six Months Ended
                           6/29/2007   6/30/2006  6/29/2007  6/30/2006
                         ----------- ----------- ---------- ----------
Net sales
  Electronic components  $   166,228 $   155,398 $  330,189 $  299,567
  Electrical contact
   products                   92,284      83,840    182,755    160,764
                         ----------- ----------- ---------- ----------
    Total net sales          258,512     239,238    512,944    460,331
Operating profit
  Electronic components       15,864      15,523     18,964     27,865
  Electrical contact
   products                    6,370       3,674     11,361      6,573
                         ----------- ----------- ---------- ----------
    Total operating
     profit                   22,234      19,197     30,325     34,438


FINANCIAL POSITION
(in thousands, except
 per-share amounts)        6/29/2007  12/29/2006
                         ----------- -----------
                         (unaudited)
                         -----------

Cash and equivalents     $    84,502 $    87,195
Trade receivables, net       176,081     160,083
Inventories                  109,341     106,397
Other current assets          29,462      31,121
Fixed assets                  98,426     107,346
Other assets                 281,792     278,738
                         ----------- -----------
   Total assets              779,604     770,880
Current portion of long-
 term debt                        --          60
Short-term debt                   --       1,771
Accounts payable              96,193      97,593
Accrued expenses              80,661      96,368
Long-term debt                35,344      57,331
Other long-term
 liabilities                  48,196      27,637
                         ----------- -----------
   Total liabilities         260,394     280,760
Minority interest              9,977       9,691
Shareholders' equity         509,233     480,429
Net worth per share            12.46       11.79
Shares outstanding            40,884      40,751




NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1. EBITDA from continuing operations
                                                 Quarter Ended
                                         -----------------------------
                                          6/29/07   3/30/07   6/30/06
                                         --------- --------- ---------

Net earnings                             $ 20,942  $  4,711  $ 15,222
Net earnings from discontinued
 operations                                    --        --        14
Minority interest                              95       190     1,267
Income taxes                                1,229     2,189     3,621
Interest expense, net                         986     1,252     1,774
Other (income)                             (1,018)     (251)   (2,701)
Depreciation and amortization               8,511     7,990     6,830
Impact of accelerated depreciation,
 insurance settlement, inventory write-
 downs and purchase accounting
 adjustments                                   --     1,064     1,404
                                         --------- --------- ---------
EBITDA from continuing operations,
 excluding accelerated depreciation,
 insurance settlement, inventory write-
 downs and purchase accounting
 adjustments                               30,745    17,145    27,431
Severance and asset-impairment expenses     1,308     9,915     2,946
                                         --------- --------- ---------
EBITDA from continuing operations,
 excluding severance and asset-
 impairment expenses, accelerated
 depreciation, insurance settlement,
 inventory write-downs and purchase
 accounting adjustments                    32,053    27,060    30,377

2. Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense, benefit of favorable retroactive tax adjustment, accelerated depreciation, insurance settlement, inventory write-downs and purchase accounting adjustments
                                                 Quarter Ended
                                         -----------------------------
                                          6/29/07   3/30/07   6/30/06
                                         --------- --------- ---------

Net earnings per diluted share, GAAP     $   0.51  $   0.12  $   0.38
After-tax severance and asset-impairment
 expense, per share                          0.03      0.22      0.06
Benefit of favorable retroactive tax
 adjustment                                 (0.05)       --        --
Impact of accelerated depreciation,
 insurance settlement, inventory write-
 downs and purchase accounting
 adjustments                                   --      0.02      0.03
                                         --------- --------- ---------
Net earnings per diluted share from
 continuing operations, excluding
 severance and asset-impairment expense,
 benefit of favorable retroactive tax
 adjustment, accelerated depreciation,
 insurance settlement, inventory write-
 downs and purchase accounting
 adjustments                                 0.49      0.36      0.47





3. Segment operating profit excluding severance and asset-impairment expense, accelerated depreciation, insurance settlement, inventory write-downs and purchase accounting adjustments
                                                   Quarter Ended
                                            --------------------------
                                             6/29/07  3/30/07  6/30/06
                                            -------- -------- --------

 Electronic components operating profit,
  GAAP                                      $ 15,864 $  3,100 $ 15,523
 Pre-tax severance and asset-impairment
  expense                                      1,214    9,915    2,241
 Pre-tax impact of accelerated
  depreciation, insurance settlement,
  inventory write-downs and purchase
  accounting adjustments                          --    1,064    1,404
                                            -------- -------- --------
 Electronic components operating profit,
  excluding severance and asset-impairment
  expense, accelerated depreciation,
  insurance settlement, inventory write-
  downs and purchase accounting adjustments   17,078   14,079   19,168

 Electrical contact products operating
  profit, GAAP                                 6,370    4,991    3,674
 Pre-tax severance and asset-impairment
  expense                                         94       --      705
                                            -------- -------- --------
 Electrical contact products operating
  profit, excluding severance and asset-
  impairment expense                           6,464    4,991    4,379


    1. EBITDA from continuing operations (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding equity method investment earnings/losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

    2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

    Copyright (C) 2007 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

    CONTACT: Technitrol, Inc.
             David Stakun, (215) 355-2900